Exhibit 4(c)(13)


THIS NOTE IS A GLOBAL SECURITY WITHIN THE MEANING OF
THE INDENTURE HEREINAFTER REFERRED TO AND IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) IN CUSTODY FOR THE BENEFICIAL OWNERS HEREOF. THIS NOTE IS NOT EXCHANGEABLE IN WHOLE OR IN PART OR TRANSFERRABLE IN WHOLE OR IN PART EXCEPT IN THE CIRCUMSTANCES DESCRIBED IN THE INDENTURE.



No.  B-1                                    U.S.$500,000,000
                                        CUSIP NO.: 98411MAB4
                                    COMMON CODE NO.: 9764836
                                      ISIN NO.: US98411MAB46



                5.75% Notes due May 15, 2002

Xerox Capital (Europe) plc, a public limited company organized under the laws of England and Wales (the "Company"), promises to pay to the bearer upon surrender hereof the principal sum of U.S.$500,000,000 (FIVE HUNDRED MILLION UNITED STATES
DOLLARS) on May 15, 2002.

Interest Payment Dates:  May 15 and November 15.

            Additional provisions of this Security are set forth on the other side of this Security.


Dated:  May 13, 1999          XEROX CAPITAL (EUROPE) PLC

                              By: __________________




                                  ___________________


                           GUARANTEE


XEROX CORPORATION, a New York corporation (the "Guarantor", which term includes any successor thereto under the Indenture) has unconditionally guaranteed, pursuant to the terms of the Guarantee contained in Article Fourteen of the Indenture, the due and punctual payment of the principal of and any premium and interest on this Note, when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption, early repayment or otherwise, in accordance with the terms of this Note and the Indenture.

The obligations of the Guarantor to the Holders hereof and to the Trustee pursuant to the Guarantee and the Indenture are expressly set forth in Article fourteen of the Indenture and, reference is hereby made to such Article and Indenture for the precise terms of the Guarantee.

The Guarantee shall not be valid or obligatory for any purpose unless and until the certificate of authentication on this Note upon which this notation of the Guarantee is endorsed shall have been executed by Citibank, N.A., or its successor, as Trustee under the Indenture referred to on the reverse hereof, by the manual signature of one of its authorized signatories.

DATED:  May 13, 1999            XEROX CORPORATION,
                                     as Guarantor



                                By:___________________________
                                   Vice President, Treasurer
                                   and Secretary



                                   ___________________________
                                   Assistant Secretary

TRUSTEE'S CERTIFICATE OF
AUTHENTICATION


  This is one of
  the Securities of the
  series designated herein,
  described in the within
  mentioned Indenture.


CITIBANK, N.A., AS TRUSTEE


  By
     _____________________________
     Authorized Signatory


                 XEROX CAPITAL (EUROPE) PLC

                 5.75% Note due May 15, 2002


1.  Indenture; Defined Terms and Limitations.

This Note is one of a duly authorized issue of debentures, notes, bonds or other evidences of indebtedness of the Company (herein called the "Securities") of a series hereinafter specified, as issued and to be issued under an indenture dated as of October 21, 1997 (as amended, supplemented or modified from time to time, the "Indenture"), among Xerox Corporation, Xerox Overseas Holdings Limited (formerly Xerox Overseas Holdings PLC), Xerox Capital (Europe) plc (formerly Rank Xerox Capital (Europe) plc), Xerox Corporation, as Guarantor (in such capacity, the "Guarantor"), and Citibank, N.A., as trustee (the "Trustee", which term includes any successor Trustee under the Indenture), to which Indenture reference is hereby made for a statement of the respective rights and obligations thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities, and the terms upon which the Securities are, and are to be, authenticated and delivered. All capitalized terms used herein without definition shall have the meanings assigned to such terms in the Indenture.

The terms of this Note include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). This Note is subject to all such terms, and Holders are referred to the Indenture and the Trust Indenture Act for a statement of all such terms. To the extent permitted by applicable law, in the event of any inconsistency between the terms of this Note and the terms of the Indenture, the terms of the Indenture shall control.

This Note is an unsecured, unsubordinated obligation of the Company. The Guarantee is an unsecured, unsubordinated obligation of the Guarantor.

"Business Day" with respect to any place of payment, means each Monday, Tuesday, Wednesday, Thursday and Friday which is neither a legal holiday nor a day on which banking institutions in the City of New York and such place of payment are authorized or obligated by law, regulation or executive order to close.


2.  Principal and Interest.

The Company will pay the principal of this Note on May 15, 2002 (the "Maturity Date").

The Company promises to pay interest on the principal amount of this Note on each Interest Payment Date, as set forth below, at the rate per annum shown above.

Interest on the Notes will accrue at the rate shown above from and including May 13, 1999 or from the most recent interest payment date to which interest has been paid or provided for, and will be payable semiannually in arrears (to the bearer hereof) on May 15 and November 15 of each year (each, an "Interest Payment Date"), commencing November 15, 1999, and on the Maturity Date. Interest will be computed on the basis of a 360-day year of twelve 30-day months. Each payment of interest will include interest accrued from and including the last Interest Payment Date to which interest was paid or provided for to but excluding the Interest Payment Date or the Maturity Date, as the case may be.

The Company shall pay interest on overdue principal and premium, if any, and interest on overdue installments of interest, to the extent lawful, at a rate per annum equal to the interest rate payable on the Notes.

3.  Method of Payment.

The Company will pay interest (except defaulted interest) on the principal amount of the Notes as provided above on each May 15 and November 15 to the bearer hereof, in each case, even if the Note is canceled on registration of transfer or registration of exchange after such record date; provided that, with respect to the payment of principal, the Company will make payment to the Holder that surrenders this Note to a Paying Agent on or after May 15, 2002.

The Company will pay principal, premium, if any, and as provided above, interest in money of the United States that at the time of payment is legal tender for payment of public and private debts. Payments in respect of Notes represented by global securities (including principal, premium, interest and defaulted interest, if any) will be made by wire transfer of immediately available funds to the accounts specified by the bearer hereof. In the event that any Interest Payment Date or the Maturity Date or any other payment date is a day that is not a Business Day, the payment of principal of (and premium, if any) and interest, if any, on this Note will be postponed to the first following day that is a Business Day and no interest shall accrue for the intervening period.

4.  Paying Agent and Registrar.

Initially, the Trustee will act as authenticating agent, Paying Agent and Registrar. The Company may change any authenticating agent, Paying Agent or Registrar without notice. Kredietbank S.A. Luxembourgeoise also has been appointed as a Paying Agent in Luxembourg. The Company, or any Subsidiary or any Affiliate of the Company, may act as Paying Agent, Registrar or co-Registrar.

5.  Payment of Additional Amounts and Redemption For
Tax Reasons.

All payments made in respect of this Note, including payments of principal and interest, shall be made without withholding or deduction for, or on account of, any present or future taxes, duties, levies, assessment or governmental charges of whatever nature imposed or levied by or on behalf of the United Kingdom or the United States or any political subdivision or taxing authority thereof or therein (any of the aforementioned being a "Taxing Jurisdiction"), unless such taxes are required to be withheld by the law of the Taxing Jurisdiction. In the event that the Company (or, if applicable, the Guarantor) is required by law to deduct or withhold any such taxes from payments on this Note, the Company (or, if applicable, the Guarantor) will, subject to the exceptions and limitations set forth below, pay as additional interest on this Note, such additional amounts ("Additional Amounts") as are necessary in order that the net payment of the principal of and interest on this Note to each Holder, after deduction for any present or future tax, assessment or other governmental charge of the relevant Taxing Jurisdiction imposed by withholding with respect to the payment, will not be less than the amount provided in this Note to be then due and payable; provided, however, that the foregoing obligation to pay Additional Amounts shall not apply:

(1) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the Holder, or a fiduciary, settlor, beneficiary, member or shareholder of the Holder if the Holder is an estate, trust, partnership or corporation, or a person holding a power over an estate or trust administered by a fiduciary holder, being considered as:

(a) being or having been present or engaged in a trade or business in the relevant Taxing Jurisdiction or having had a permanent establishment in the relevant
Taxing Jurisdiction;

(b) having a current or former relationship with the relevant Taxing Jurisdiction (other than the mere receipt of payments in respect of this Note or the ownership or holding of this Note), including a relationship as a citizen or resident thereof;

(c) being or having been a foreign or domestic personal holding company, a passive foreign investment company (including a qualified electing fund) or a controlled foreign corporation with respect to the United States or a corporation that has accumulated earnings to avoid United States federal income tax; or

(d)  having or having been a "10-percent
shareholder" of Xerox Corporation as defined in
Section 871(h)(3) of the United States Internal Revenue
Code of 1986, as amended (the "Code"), or any successor provision;

(2) to any Holder that is not the sole beneficial owner of this Note, or a portion thereof, or that is a fiduciary or partnership, but only to the extent that a beneficiary or settlor with respect to the fiduciary or a beneficial owner or member of the partnership would not have been entitled to the payment of additional amounts had the beneficiary, settlor, beneficial owner or member received directly its beneficial or distributive share of the payment;

(3) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of the failure of the Holder or any other person to comply with certification, identification or information reporting requirements encompassing the nationality, residence, identity or connection with the relevant Taxing Jurisdiction of the Holder or beneficial owner of this Note, if compliance is required by statute, treaty or regulation of the relevant Taxing Jurisdiction as a precondition to exemption from such tax, assessment or other governmental charge;



(4) to any tax, assessment or other governmental charge that is payable otherwise than by the Company, Xerox
Corporation or a paying agent from the payment;

(5) to any tax, assessment or other governmental charge that is imposed or withheld solely by reason of a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

(6) to any estate, inheritance, gift, sales, excise, transfer, wealth or personal property tax or similar tax, assessment or other governmental charge;

(7) to any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of or interest on this Note, if such payment can be made without such withholding by any other paying agent; or

(8) in the case of any combination of the items listed above.

To the extent the Company (or, if applicable, the Guarantor) is required to withhold or deduct, the Company (or, if applicable, the Guarantor) will (i) make such withholding or deduction, (ii) remit the full amount withheld or deducted to the relevant authority in accordance with applicable law and (iii) furnish Holders within 30 days after the date of the payment of any such taxes with certified copies of tax receipts or certificates of deduction of tax evidencing payment of such taxes.

The Company (or, if applicable, the Guarantor) will pay any present or future stamp, court or documentary or any other excise or property taxes, charges or similar levies that arise in any jurisdiction from the execution, delivery, enforcement or registration of this Note, or the Guarantee or any other document or instrument in relation thereto. Further, the Company (or, if applicable, the Guarantor) will indemnify and hold harmless each Holder and upon written request will promptly reimburse the Holder for the amount of (i) any taxes described above (including penalties, interest and expenses arising therefrom or with respect thereto) imposed or levied and paid by the Holder as a result of payments made hereunder and (ii) any taxes imposed with respect to any reimbursement under (i), but excluding any taxes based on the Holder's net income.

Except as set forth in this Section 5, the Notes will not be redeemable at the option of the Company.

This Note may be redeemed, at the option of the Company, at any time as a whole but not in part at 100% of the principal amount hereof, plus accrued and unpaid interest, if any, to the Redemption Date, in the event that (i) as a result of a change in or an amendment to the laws (including any regulations or rulings promulgated thereunder) of a Taxing Jurisdiction, or any change in or amendment to any official position regarding the application or interpretation of such laws or regulations or rulings, which change or amendment is announced or becomes effective on or after May 6, 1999, the Company (or, if applicable, the Guarantor) becomes or, based upon a written opinion of independent counsel selected by the Company, the Company (or, if applicable, the Guarantor) will become obligated to pay, on the next date on which any amount would be payable with respect to the Notes, any Additional Amounts or (ii) the Company (or, if applicable, the Guarantor) becomes or, based upon a written opinion of independent counsel selected by the Company (or, if applicable, the Guarantor) will become, obligated to pay Additional Amounts because the Company or the Guarantor, as the case may be, is required to exchange this Note for definitive notes in registered form due to (A) DTC notifying the Company or the Depositary in writing that it (or its nominee) is unwilling or unable to continue to act as Depositary and no successor Depositary registered as a clearing agency under the Exchange Act is appointed within 90 days or (B) the Company's determination that this Global Security should be exchanged for certificated Notes because such exchange is required by law or an event beyond the Company's control, and the Company's determination is confirmed by a written opinion of counsel selected by the Company or (C) the Depositary being at any time unwilling or unable to continue as a Book-Entry Depositary and a successor Book-Entry Depositary not being appointed by the Company within 90 days; provided, that, the payment of such Additional Amounts arising under (ii) above cannot be avoided by the use of any reasonable measures available to the Company (or, if applicable, the Guarantor).

Notice of redemption will be given at least 30 days but not more than 60 days before the Redemption Date by publishing in a leading newspaper having a general circulation in New York (which is expected to be the Wall Street Journal) (and, so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of such Stock Exchange shall so require, a newspaper having a general circulation in Luxembourg (which is expected to be the Luxembourger Wort).

On and after the Redemption Date, interest ceases to accrue on Notes called for redemption, unless the Company defaults in the payment of the Redemption Price.

6.  Subscription.

In the event of a default by the Company in the performance of its obligations to pay the principal of, premium, if any, and interest, if any, on this Note, any Holder hereof shall have the right to serve upon the Company a demand and, upon receipt of any such demand from any Holder hereof, the Company shall, if and to the extent that it shall have rights to call for the subscription of further shares under the Novated and Restated Agreement dated October 31, 1997, between Xerox Overseas Holdings and the Company (the "Subscription Agreement"), serve upon Xerox Overseas a written demand for the subscription of additional shares in the share capital of the Company pursuant to and subject to the provisions of the Subscription Agreement.

7.  Denominations; Transfer; Exchange.

The Notes are issuable only in bearer form without coupons in denominations of $1,000 of principal amount at maturity and multiples of $1,000 in excess thereof. This Note will be deposited with the Book-Entry Depositary, which shall initially be The Chase Manhattan Bank (the "Book-Entry Depositary"), pursuant to a Note Depositary Agreement dated as of May 13, 1999 among the Book-Entry Depositary, the Company and the Guarantor. The Book-Entry Depositary will issue a certificateless interest herein to the Depository Trust Company ("DTC") by recording such interest in the Book-Entry Depositary's books and records in the name of Cede & Co., as nominee of DTC. Beneficial interests in this Note will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Definitive, certificated Notes, which shall be issuable only in registered form, will only be issued in the following limited circumstances: (i) if DTC notifies the Company or the Book-Entry Depositary in writing that it (or its nominee) is unwilling or unable to continue to act as depositary and the Company does not appoint a successor depositary within 90 days, (ii) at any time, if the Company determines that this Note (in whole but not in part) should be exchanged for definitive registered notes, provided that (x) such exchange is required by (A) applicable law or (B) any event beyond the Company's control or (y) payments of interest on this Note, depositary interest or book-entry interest are, or would become, subject to any deduction or withholding for taxes; or (iii) the Book-Entry Depositary is at any time unwilling or unable to continue as Book-Entry Depositary and the Company does not appoint a successor Book-Entry Depositary within 90 days. In addition to the foregoing, during the continuance of an Event of Default, holders of book-entry interests in this Note will be entitled to request and receive definitive registered notes. Such definitive registered notes will be issued to and registered in the name of, or as directed by, such person only upon the request in writing by the Book-Entry Depositary (based on the instructions of DTC).

8.  Persons Deemed Owners.

The bearer of this Note shall be treated as the absolute owner of this Note for all purposes.

9.  Purchase of Interest in Note by Company and Guarantor.

The Company and/or the Guarantor may at any time and from time to time purchase a beneficial interest in this Note at any price in the open market or otherwise. Interests in this Note so purchased by the Company and/or the Guarantor may, at its discretion, be held, resold or surrendered to the Trustee for cancellation.

10.  Amendment; Supplement; Waiver.

Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding, and any existing default or compliance with any provision may be waived with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding. Without notice to or the consent of any Holder, the parties thereto may amend or supplement the Indenture or the Notes to, among other things, cure any ambiguity, defect or inconsistency and make any change that does not materially and adversely affect the rights of any Holder.



11.  No Recourse Against Others.

No recourse under or upon any obligation, covenant or agreement of the Indenture, or of this Note, or for any claim based thereon or hereon or otherwise in respect thereof or hereof, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such personal liability, either at common law or in equity or by constitution or statute, of, and any and all such rights and claims against every such person being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

12.  Authentication.

This Note shall not be valid until the Trustee or authenticating agent manually signs the certificate of authentication on the other side of this Note.

13.  Abbreviations.

Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (=
Custodian) and U/G/M/A (= Uniform Gifts to Minors Act).

14.  Governing Law.

THIS NOTE AND THE GUARANTEE ENDORSED HEREON SHALL BE
CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK, AND ANY SUCCESSOR STATUTE OR STATUTES) PROVIDED, HOWEVER, THAT ALL MATTERS GOVERNING THE AUTHORIZATION AND EXECUTION OF THIS NOTE BY THE COMPANY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE JURISDICTION OF ORGANIZATION OF THE COMPANY.

The Company submits for the exclusive benefit of the Holders hereof to the nonexclusive jurisdiction of any United States Federal or New York State court sitting in New York City, the Borough of Manhattan solely for the purpose of any legal action or proceeding brought to enforce rights hereunder. As long as this Note remains Outstanding (unless all payments are then being made by the Guarantor), the Company shall either have an authorized agent or maintain an office in New York State upon whom process may be served in any such legal action or proceeding. Service of process upon the Company at its office or upon its agent with written notice of such service mailed or delivered to the Company shall to the fullest extent permitted by applicable law be deemed in every respect effective service of process upon the Company in any such legal action or proceeding.
 The Company hereby appoints Xerox Corporation, Xerox Square, 100 Clinton Avenue South, Rochester, New York, 14644, U.S.A.,
Attention: General Counsel, as its agent in New York State for such purpose, and Xerox Corporation accepts such appointment.
The Company covenants and agrees that service of process in any legal action or proceeding may be made upon it at its office, or upon its agent in New York State. The Company irrevocably waives (and irrevocably agrees not to raise) any objection which it may now have or hereafter acquire to the laying of venue of any such actions or proceedings in any such court referred to in this paragraph and any claim that any such actions or proceedings have been brought in an inconvenient forum and further irrevocably agrees that a judgment in any action or proceeding brought in any court referred to in this paragraph shall be conclusive and binding upon it and may be enforced in the courts of any other jurisdiction.